Registration No. 333-172652

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Financial Institutions, Inc.

(Exact name of registrant as specified in its charter)

New York	16-0816610
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 Liberty Street Warsaw, New York	14569
(Address of Principal Executive Offices)	(Zip Code)

Financial Institutions, Inc. 2009 Management Stock Incentive Plan

(Full title of the plan(s))

William L. Kreienberg, Esq.

Executive Vice President, Chief Corporate Development Executive and General Counsel

220 Liberty Street

Warsaw, New York 14569

(Name and address of agent for service)

(585) 786-1100

(Telephone number, including area code, of agent for service)

With a copy to:

Craig S. Wittlin, Esq.

Alexander R. McClean, Esq.

Harter Secrest & Emery LLP

1600 Bausch & Lomb Place

Rochester, New York 14604

Tel: (585) 232-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Financial Institutions, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to deregister any and all shares of the Company’s common stock, par value $0.01 per share, registered but unissued or unsold as of the date hereof under the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission on March 7, 2011 (File No. 333-172652) (the “Registration Statement”), with respect to the 690,000 shares of its common stock to be offered or sold under the Financial Institutions, Inc. 2009 Management Stock Incentive Plan (the “Plan”). On May 6, 2015, the Company’s shareholders approved the 2015 Long-Term Incentive Plan (the “LTIP”) that made the following shares available for grant: (i) the number of shares remaining for issuance under the Plan and the 2009 Directors’ Stock Incentive Plan (together with the Plan, the “Plans”) on the effective date of the LTIP; and (ii) any shares of common stock that were subject to outstanding awards under the Plans on the effective date of the LTIP that have subsequently been canceled, expired, forfeited or otherwise not issued or settled in cash. As of the date hereof, there are no outstanding equity awards under the Plan and no new equity awards may be granted under the Plan.

Pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unissued at the termination of the offering, the Company is filing this post-effective amendment to the Registration Statement to deregister, and does hereby terminate the registration of, all remaining shares of common stock in the Plan that remain unissued or unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Warsaw, State of New York, on October 25, 2018.

FINANCIAL INSTITUTIONS, INC.

/s/ Martin K. Birmingham
Martin K. Birmingham
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Martin K. Birmingham Martin K. Birmingham	Director, President and Chief Executive Officer (Principal Executive Officer)	October 25, 2018

/s/ Kevin B. Klotzbach Kevin B. Klotzbach	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	October 25, 2018

/s/ Michael D. Grover Michael D. Grover	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 25, 2018

/s/ Karl V. Anderson Jr. Karl V. Anderson Jr.	Director	October 25, 2018

/s/ Donald K. Boswell Donald K. Boswell	Director	October 25, 2018

/s/ Dawn H. Burlew Dawn H. Burlew	Director	October 25, 2018

/s/ Andrew W. Dorn Jr. Andrew W. Dorn Jr.	Director	October 25, 2018

/s/ Robert M. Glaser Robert M. Glaser	Director	October 25, 2018

/s/ Samuel M. Gullo Samuel M. Gullo	Director	October 25, 2018

/s/ Susan R. Holliday Susan R. Holliday	Director	October 25, 2018

/s/ Robert N. Latella Robert N. Latella	Director, Chairman	October 25, 2018

/s/ Kim E. VanGelder Kim E. VanGelder	Director	October 25, 2018

/s/ James H. Wyckoff James H. Wyckoff	Director	October 25, 2018